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Exhibit 5.1

OPINION AND CONSENT OF PROCOPIO, CORY, HARGREAVES & SAVITCH LLP

December 17, 2003

Overland Storage, Inc.
4820 Overland Avenue
San Diego, California 92123

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Overland Storage, Inc., a California corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus") covering the registration of up to 134,551 shares of the Company's common stock (collectively, the "Shares") issued to the former stockholders of Okapi Software, Inc., also known as Okapi, in connection with the acquisition of Okapi pursuant to an Agreement and Plan of Merger dated June 20, 2003 (the "Merger Agreement").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K. In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company's Articles of Incorporation, as amended, the Company's Bylaws, as amended, the Merger Agreement, the corporate proceedings taken by the Company in connection with the issuance of the Shares and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement, the Prospectus, the Shares or the Merger Agreement.

Very truly yours,
/s/ PROCOPIO, CORY, HARGREAVES & SAVITCH LLP

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  Exhibit 5.1
OPINION AND CONSENT OF PROCOPIO, CORY, HARGREAVES & SAVITCH LLP